Exhibit 4.7

AMENDED AND RESTATED SECURITY AGREEMENT

THIS AMENDED AND RESTATED SECURITY AGREEMENT (this “Security Agreement”) is dated as of the 4th day of November, 2009, by and among TREX COMPANY, INC., a Delaware corporation (the “Borrower”); each additional entity that hereafter becomes a party to the Credit Agreement (as hereinafter defined) as a Guarantor (as defined in the Credit Agreement) pursuant to Section 5.24 thereto (together with the Borrower, individually or collectively as the context may require, the “Debtor”); and BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation, as Collateral Agent for the Secured Parties (as hereinafter defined) (together with its successors and assigns, and any successor Collateral Agent under the Credit Agreement, the “Collateral Agent”).

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement of even date herewith (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Debtor, the lenders from time to time party thereto (collectively, the “Lenders”), Branch Banking and Trust Company, as Administrative Agent and Letter of Credit Issuer, and BB&T Capital Markets, as Lead Arranger.

The Borrower and the Collateral Agent are parties to a Security Agreement dated as of March 16, 2007, as amended (the “Original Security Agreement”), pursuant to which the Borrower granted to the Collateral Agent a security interest in certain collateral described therein for the benefit of the Secured Parties (as defined in the Original Security Agreement). In connection with the Credit Agreement, the Collateral Agent has required that the Debtor enter into this Security Agreement to amend and restate the terms of the Original Security Agreement, and to regrant the security interests created under and pursuant to the Original Security Agreement in favor of the Collateral Agent for the ratable benefit of the Secured Parties (as hereinafter defined).

Accordingly, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Debtor and the Collateral Agent hereby agree, and hereby agree to amend and restate the Original Security Agreement in its entirety, as follows:

SECTION 1 – DEFINITIONS

The following terms shall have the following respective meanings:

“Accounts” means all of the Debtor’s now owned or hereafter acquired or arising “accounts,” as defined in the UCC, including any rights to payment for the sale or lease of Goods or rendition of services, whether or not they have been earned by performance.

“Chattel Paper” means all of the Debtor’s now owned or hereafter acquired “chattel paper,” as defined in the UCC, including electronic chattel paper.

“Collateral” has the meaning set forth in Section 2.

“Deposit Accounts” means all “deposit accounts,” as defined in the UCC, now or hereafter held in the name of the Debtor.

“Documents” means all “documents,” as defined in the UCC, including bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by Debtor.

“Equipment” means all of the Debtor’s now owned or hereafter acquired “equipment,” as defined in the UCC, including all of the Debtor’s machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including embedded software, motor vehicles with respect to which a certificate of title has been issued, aircraft, dies, tools, jigs, molds and office equipment, and all of the Debtor’s rights and interests with respect to all such types of property leased by the Debtor (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

“Event of Default” and “Default” have the respective meanings assigned thereto in the Credit Agreement.

“General Intangibles” means all of the Debtor’s now owned or hereafter acquired “general intangibles,” as defined in the UCC, including all general intangibles, choses in action and causes of action and all other intangible personal property of the Debtor of every kind and nature (other than Accounts), including, without limitation, all contract rights, payment intangibles, Proprietary Rights, corporate or other business records, inventions, designs, blueprints, plans, specifications, patents, patent applications, trademarks, service marks, trade names, trade secrets, goodwill, copyrights, computer software, customer lists, registrations, licenses, franchises, tax refund claims, any funds which may become due to the Debtor in connection with the termination of any employee benefit plan or any rights thereto and any other amounts payable to the Debtor from any employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which the Debtor is beneficiary, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged equity interests or Investment Property and any letter of credit, guarantee, claim, security interest or other security held by or granted to the Debtor.

“Goods” means all “goods,” as defined in the UCC, now owned or hereafter acquired by the Debtor, wherever located, including embedded software to the extent included in “goods” as defined in the UCC, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Instruments” means all “instruments,” as defined in the UCC, now owned or hereafter acquired by the Debtor.

“Inventory” means all of the Debtor’s now owned or hereafter acquired “inventory,” as defined in the UCC, including all Goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in the Debtor’s business or used in connection with the packing, shipping, advertising, selling or finishing of such Goods, merchandise, and all documents of title or other Documents representing them.

“Investment Property” means all of the Debtor’s now existing or hereafter arising right, title and interest in and to any and all “investment property,” as defined in the UCC, including all: (a) securities whether certificated or uncertificated; (b) securities entitlements; (c) securities accounts; (d) commodity contracts; or (e) commodity accounts.

“IP Security Agreement” means the Intellectual Property Security Agreement in the form of Exhibit A attached hereto and made a part hereof.

“Lease” has the meaning set forth in Section 4.4.

“Letter-of-Credit Rights” means “letter-of-credit rights,” as defined in the UCC, now owned or hereafter acquired by the Debtor, including rights to payment or performance under a letter of credit, whether or not the Debtor, as beneficiary, has demanded or is entitled to demand payment or performance.

“Obligations” has the meaning set forth in the Credit Agreement.

“Permitted Liens” means the Liens permitted under Section 5.10 of the Credit Agreement.

“Proprietary Rights” means all of the Debtor’s now owned or hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

“Secured Parties” means, collectively, the Administrative Agent (in such capacity and in its capacity as Collateral Agent), each Lender (including in such Lender’s capacity as a Hedge Counterparty, or as a provider of Bank Products or Cash Management Services, if applicable) and the Letter of Credit Issuer.

“Secured Obligations” has the meaning set forth in Section 3.

“Supporting Obligations” means all supporting obligations as such term is defined in the UCC.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the Commonwealth of Virginia or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.

All other capitalized terms used in this Security Agreement but not otherwise defined herein or in the Credit Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. All references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Security Agreement.

SECTION 2 – GRANT OF SECURITY INTEREST

The Debtor hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties a continuing security interest in, lien on, assignment of and right of set-off against, all of the following property and assets of the Debtor, whether now owned or hereafter acquired or arising, regardless of where located:

(i) all Accounts;

(ii) all Inventory;

(iii) all Chattel Paper;

(iv) all Documents;

(v) all Instruments;

(vi) all Supporting Obligations and Letter of Credit Rights;

(vii) all General Intangibles (including payment intangibles and Software);

(viii) all Investment Property;

(ix) all Goods;

(x) all Equipment;

(xi) all money, cash, cash equivalents, securities and other property of any kind of the Debtor held directly or indirectly by the Collateral Agent or any other Secured Party;

(xii) all of the Debtor’s Deposit Accounts, credits, and balances with and other claims against the Collateral Agent or any other Secured Party or any of their respective affiliates or any other financial institution with which the Debtor maintains deposits, including the Collateral Reserve Account;

(xiii) all books, records and other property related to or referring to any of the foregoing, including books, records, account ledgers, data processing records, computer software and other property and General Intangibles at any time evidencing or relating to any of the foregoing; and

(xiv) all accessions to, substitutions for and replacements, products and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies (whether or not such policy shall contain an endorsement in favor of the Collateral Agent or any Secured Party), claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing.

All of the foregoing is herein collectively referred to as the “Collateral.” Notwithstanding the foregoing, it is understood and agreed that (a) the Collateral shall not include fixtures (as defined in the Uniform Commercial Code as in effect from time to time in the State of Nevada) located in or at the Debtor’s Lyon County, Nevada facility excluding manufacturing equipment or production equipment located at such facility, and (b) in accordance with Section 5.24 of the Credit Agreement, with respect to any Investment Property consisting of Capital Securities or equivalent equity interests in any Foreign Subsidiary of the Debtor, the lesser of 65% or the entire interest owned by the Debtor of such Capital Securities or equivalent equity interests in such Foreign Subsidiary shall be included in the Collateral.

SECTION 3 – OBLIGATIONS SECURED

The security interests granted to the Collateral Agent herein for the ratable benefit of the Secured Parties shall secure: (a) the payment and performance of the Obligations; and (b) all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees incurred by the Collateral Agent or the Secured Parties, or any of them, for taxes and/or insurance relating to, or maintenance or preservation of, the Collateral or any part thereof or incurred by the Collateral Agent or any of the Secured Parties, or any of them, arising from or in connection with the modification, workout, collection or enforcement of any of the Obligations, including, without limitation, any such collection or enforcement of the Obligations by any action or participation in, or in connection with a case or proceeding under, Chapter 7 or Chapter 11 of the U.S. Bankruptcy Code or any successor statute (collectively, the “Secured Obligations”).

SECTION 4 – REPRESENTATIONS

The Debtor represents and warrants to the Collateral Agent and to each of the Secured Parties (which representations and warranties will survive the execution of the Notes and the making of Advances) that:

4.1 Ownership of Collateral. The Debtor now owns or will become the owner of the Collateral in which it has granted the Collateral Agent a security interest hereunder and has the unrestricted right to grant the Collateral Agent a security interest therein.

4.2 Location of Records. The chief executive office of the Debtor and the principal office where the Debtor maintains its books and records relating to the Collateral is located at the address listed next to the Debtor’s name on Schedule 4.2 attached hereto and by this reference incorporated herein. The Debtor will not change the location of its chief executive office or the location of the principal office in which it maintains its books and records without giving the Collateral Agent and each of the Secured Parties at least thirty (30) days’ prior written notice and, unless prior to such change, the Debtor shall have taken all action reasonably necessary or desirable or that the Collateral Agent may reasonably request, to preserve, perfect, confirm and protect in the manner and to the extent provided for in this Security Agreement the security interests granted hereby.

4.3 Accounts. (a) Each existing Account represents, and each future Account will represent, a bona fide sale and delivery of Inventory by the Debtor, or rendition of services by the Debtor, in the ordinary course of the Debtor’s business; (b) each existing Account is, and each future Account will be, for a liquidated amount payable by the account debtor thereon on the terms set forth in the invoice therefor, without any offset, deduction, defense, or counterclaim except those known to the Debtor and disclosed to the Collateral Agent pursuant to this Security Agreement; (c) no payment will be received with respect to any Account, and no credit, discount, or extension, or agreement therefor will be granted on any Account, except as reported to the Collateral Agent in any Borrowing Base Certification Report delivered in accordance with the Credit Agreement; and (d) all Inventory described in any invoice representing a sale of Goods will have been delivered or be in transit to the account debtor and all services of the Debtor described in each invoice will have been performed.

4.4 Inventory. As of the date hereof, the Inventory is maintained at the locations specified on Schedule 4.4 attached hereto and by this reference incorporated herein. The Debtor will not permit any Inventory having an aggregate value of $500,000 or greater to be maintained or stored in any location other than those listed on Schedule 4.4 without giving the Collateral Agent at least thirty (30) days’ prior written notice and, unless prior to such change, the Debtor shall have taken all action reasonably necessary or desirable or that the Collateral Agent may reasonably request, to preserve, perfect, confirm and protect in the manner and to the extent provided for in this Security Agreement the security interests granted hereby. The Debtor does not store and will not store any Inventory on any real property that is not owned by the Debtor in fee simple, except for (a) Inventory in transit to manufacturing plants or warehouses owned or leased by the Debtor or to customers in the ordinary course of business, (b) Inventory on premises subject to a lease of real property under which the Debtor is the lessee (each such lease, a “Lease”), (c) Inventory in a warehouse or with a bailee, (d) Inventory in The Home Depot distribution centers pursuant to The Home Depot Consignment Agreements, or (e) Inventory in Lowe’s distribution centers pursuant to the Lowe’s Consignment Agreements.

4.5 Location of Equipment. As of the date hereof, the Equipment is maintained at the locations specified on Schedule 4.5 attached hereto and by this reference incorporated herein. The Debtor will not permit any Equipment having an aggregate value of $250,000 or greater to be stored in any location other than those listed on Schedule 4.5 without giving the Collateral Agent at least thirty (30) days’ prior written notice and, unless prior to such change, the Debtor shall have taken all action reasonably necessary or desirable or that the Collateral Agent may reasonably request, to preserve, perfect, confirm and protect in the manner and to the extent provided for in this Security Agreement the security interests granted hereby. The Debtor does not store and will not store any Equipment on any real property which is not owned by the Debtor in fee simple, except for (a) Equipment on the premises located at 181 Battaile Drive, Winchester, VA 22602 (the “Lear Facility”), so long as a Lease is in effect with respect to such premises, (b) Equipment on the premises located at 385 Stanley Drive, Fernley, NV 89408 (the “Wade Facility”), so long as a Lease is in effect with respect to such premises, (c) Equipment on premises subject to a Lease, for which the Collateral Agent has received an executed landlord waiver from the landlord (and any mortgagee) of such premises in form and substance satisfactory to the Collateral Agent (a “Lien Waiver”), (d) Equipment on premises subject to a Lease, other than the Lear Facility or the Wade Facility, for which the Collateral Agent has not received a Lien Waiver, provided that the aggregate value of all such Equipment shall not exceed $200,000, and (e) Equipment on the premises of any of the Debtor’s vendors, suppliers or processors, provided that the value of such Equipment at any location shall not exceed $500,000, and the aggregate value of all such Equipment shall not exceed $1,500,000. The Debtor agrees that, after the date hereof, (i) the Debtor shall use its best efforts to obtain a Lien Waiver with respect to the Wade Facility, and (ii) in the event that the current dispute with the landlord for the Lear Facility is resolved, the Debtor shall use its best efforts to obtain a Lien Waiver with respect to the Lear Facility.

4.6 Documents, Instruments and Chattel Paper. All Documents, Instruments and Chattel Paper are and will be owned by the Debtor, free and clear of all Liens other than Permitted Liens. If the Debtor retains possession of any Chattel Paper or Instruments with the Collateral Agent’s consent, such Chattel Paper and Instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Branch Banking and Trust Company, as Collateral Agent, for the benefit of the Secured Parties under and pursuant to Security Agreement dated as of November 4, 2009.”

4.7 Patents, Trademarks and Copyrights. The Debtor does not have any interest in, or title to, any registered United States patent, trademark or copyright, or any application therefor, except as set forth in Schedule 4.7 attached hereto and by this reference incorporated herein. The Debtor agrees to execute and deliver to the Collateral Agent the IP Security Agreement and, at the request of the Collateral Agent, to cause (i) an executed IP Security Agreement, together with an appropriately completed Recordation Form Cover Sheet (Patents Only), to be recorded with the United States Patent and Trademark Office, Assignment Division (the “USPTO”), (ii) an executed IP Security Agreement, together with an appropriately completed Recordation Form Cover Sheet (Trademarks Only), to be recorded with the USPTO, and (iii) an executed IP Security Agreement, together with an appropriately completed Document Coversheet for Recordation of Documents, to be recorded with the Copyright Office of the Library of Congress.

4.8 Prior Encumbrances. There are no existing mortgages, pledges, liens or other encumbrances of any kind upon, or any security interests in, any of the Collateral owned by the Debtor, except for Permitted Liens. The Debtor will defend the Collateral owned by the Debtor against all claims and demands of all Persons at any time claiming any interest therein, except for claims and demands relating to Permitted Liens.

4.9 Financing Statements. Except for financing statements specified on Schedule 4.9 attached hereto and by this reference incorporated herein, no financing statement which names the Debtor or any of its trade names or divisions as debtor is on file in the jurisdiction of the Debtor’s organization, and the Debtor has not authorized any financing statement to be filed and the Debtor has not signed any security agreement authorizing any secured party thereunder to file any financing statements, except financing statements filed to perfect Permitted Liens.

4.10 Organizational Information. The jurisdiction of incorporation, the organizational identification number and the Federal Employer Identification Number of the Debtor are specified next to the Debtor’s name on Schedule 4.10 attached hereto and by this reference incorporated herein. The Debtor has only one state of organization.

SECTION 5 – COVENANTS

Until all of the Secured Obligations have been finally and indefeasibly paid and satisfied in full and the Revolving Commitment terminated, the Debtor covenants and agrees that:

5.1 Perfection and Protection of Security Interest.

(a) The Debtor shall, at its expense, perform all steps reasonably requested by the Collateral Agent at any time to perfect, maintain, protect, and enforce the Collateral Agent’s Liens, including without limitation: (i) filing financing or continuation statements, and amendments thereof, in form and substance reasonably satisfactory to the Collateral Agent; (ii) delivering to the Collateral Agent warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued and certificates of title covering any portion of the Collateral for which certificates of title have been issued; (iii) when any Event of Default has occurred and is continuing, transferring Inventory to warehouses or other locations designated by the Collateral Agent; (iv) placing notations on the Debtor’s books of account to disclose the Collateral Agent’s security interest; and (v) taking such other steps as are deemed reasonably necessary or desirable by the Collateral Agent to maintain and protect the Collateral Agent’s Liens. Notwithstanding the foregoing, unless any Event of Default shall have occurred and be continuing, the Debtor shall not be required to take any action to perfect the Collateral Agent’s Liens in (w) Investment Property with an aggregate value less than $100,000, (x) any Letter-of-Credit Rights with respect to any letter of credit with a face amount of $150,000 or less, but only to the extent that the aggregate face amount of all letters of credit does not exceed $750,000, (y) any Deposit Account with a balance of $150,000 or less at the close of any Business Day, but only to the extent that the aggregate number of Deposit Accounts does not exceed five (5) at any time, or (z) electronic Chattel Paper in an aggregate amount of less than $100,000. The Debtor agrees that a carbon, photographic, photostatic, or other reproduction of this Security Agreement or of a financing statement is sufficient as a financing statement.

(b) Upon the Collateral Agent’s request, the Debtor shall deliver to the Collateral Agent all Collateral consisting of negotiable or non-negotiable Documents, certificated securities (accompanied by stock powers executed in blank), Chattel Paper and Instruments promptly after the Debtor receives the same.

(c) Subject to Section 5.1(a), the Debtor shall take all steps necessary to grant the Collateral Agent control of all electronic Chattel Paper in accordance with the UCC.

(d) The Debtor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as “all personal property” or “all assets” of the Debtor, or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of the State of Delaware or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the UCC of the State of Delaware for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether the Debtor is an organization, the type of organization and any organizational identification number issued to the Debtor, and (B) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. The Debtor agrees to furnish any such information to the Collateral Agent promptly upon request, and to pay on demand all fees, costs and expenses associated with all such filings. The Debtor also ratifies its authorization for the Collateral Agent to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

(e) The Debtor shall promptly notify the Collateral Agent of any commercial tort claim (as defined in the UCC) in excess of $1,000,000 acquired by it and unless otherwise consented to by the Collateral Agent, the Debtor shall enter into a supplement to this Security Agreement, granting to the Collateral Agent a Lien in such commercial tort claim.

(f) Upon the Collateral Agent’s request, but not more frequently than once during each calendar year, the Debtor shall provide to the Collateral Agent a certificate of good standing from its state of incorporation or organization.

(g) Without limiting the prohibitions on mergers involving the Debtor contained in the Credit Agreement, the Debtor will not change its name, operate under any assumed name, change its structure, reincorporate or reorganize itself, or change its jurisdiction of incorporation without giving the Collateral Agent at least thirty (30) days’ prior written notice and, unless prior to such change, the Debtor shall have taken all action reasonably necessary or desirable or that the Collateral Agent may reasonably request, to preserve, perfect, confirm and protect in the manner and to the extent provided for in this Security Agreement the security interests granted hereby.

(h) The Debtor acknowledges that it is not authorized to file any financing statement with respect to any of the Collateral, or any amendment or termination statement with respect to any such financing statement, without the prior written consent of the Collateral Agent and agrees that it will not do so without the prior written consent of the Collateral Agent, subject to the Debtor’s rights under Section 9-509(d)(2) of the UCC.

(i) The Debtor shall not, except in connection with any Permitted Lien, enter into any contract or agreement that restricts or prohibits the grant of a security interest in Accounts, Chattel Paper, Instruments or payment intangibles or the proceeds of the foregoing to the Collateral Agent.

5.2 Accounts.

(a) The Debtor shall not re-date any invoice, provided that the Debtor shall have the right, in the exercise of its reasonable business judgment, to re-date invoices that in the aggregate do not exceed at any one time $250,000. The Debtor shall not make sales on extended terms dating beyond that customary in the Debtor’s business (which customary terms include customer incentive terms) or extend or modify any Account except in the ordinary course of business.

(b) The Debtor shall not accept any note or other instrument (except a check or other instrument for the immediate payment of money) with respect to any Account without providing to the Collateral Agent prompt written notice thereof. Any such instrument shall be considered as evidence of proceeds of the Account and not payment thereof and the Debtor will promptly deliver such instrument to the Collateral Agent, endorsed without recourse by the Debtor to the Collateral Agent in a manner reasonably satisfactory in form and substance to the Collateral Agent.

(c) The Debtor shall notify the Collateral Agent promptly of all disputes and claims in excess of $500,000 with any account debtor, and agrees to settle, contest, or adjust such dispute or claim at no expense to the Collateral Agent. No discount, credit or allowance shall be granted to any such account debtor without the Collateral Agent’s prior written consent, except for discounts, credits and allowances made or given in the ordinary course of the Debtor’s business when no Event of Default exists hereunder. The Debtor shall send the Collateral Agent a copy of each credit memorandum in excess of $500,000 as soon as issued, and the Debtor shall promptly report that credit on the Borrowing Base Certification Reports submitted by it.

(d) If an account debtor returns any Inventory to the Debtor when no Event of Default exists, then the Debtor shall promptly determine the reason for such return and shall issue a credit memorandum to the account debtor in the appropriate amount. The Debtor shall immediately report to the Collateral Agent any return involving an amount in excess of $500,000. Each such report shall indicate the reasons for the return and the locations and condition of the returned Inventory. In the event any account debtor returns Inventory to the Debtor when any Event of Default exists, the Debtor, upon the request of the Collateral Agent, shall: (i) hold the returned Inventory in trust for the Collateral Agent; (ii) segregate all returned Inventory from all of its other property; (iii) dispose of the returned Inventory solely according to the Collateral Agent’s written instructions; and (iv) not issue any credits or allowances with respect thereto without the Collateral Agent’s prior written consent. All returned Inventory shall be subject to the Collateral Agent’s Liens thereon. Whenever any Inventory is returned, the related Account shall be deemed ineligible to the extent of the amount owing by the account debtor with respect to such returned Inventory and such returned Inventory shall not be Eligible Inventory.

5.3 Inventory.

(a) The Debtor will keep its Inventory in good and marketable condition, except for damaged or defective Goods arising in the ordinary course of the Debtor’s business. The Debtor agrees that all Inventory produced by the Debtor in the United States of America will be produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations, and orders thereunder. The Debtor will conduct a physical count of the Inventory at least once during each of its fiscal years, and after and during the continuation of any Event of Default, at such other times as the Collateral Agent requests. The Debtor will maintain a perpetual inventory reporting system at all times. The Debtor will not, without the Collateral Agent’s written consent, sell any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis, other than the sale of finished goods Inventory to The Home Depot and Lowe’s on consignment in accordance with The Home Depot Consignment Agreements, the Lowe’s Consignment Agreements and all other documents related to the consignment arrangements between the Debtor and each of The Home Depot and Lowe’s, true and complete copies of which on the date hereof have been provided to the Collateral Agent (collectively, the “Consignment Agreements”). The Debtor agrees that it (i) shall provide the Collateral Agent a copy of any material amendment, restatement, replacement, supplement or other modification of or to any of the Consignment Agreements not later than twenty (20) days after the effective date of any such amendment, restatement, replacement, supplement or other modification, (ii) shall immediately notify the Collateral Agent in writing of the occurrence of any default or event of default under or with respect to, or the termination of, any of the Consignment Agreements, (iii) unless prohibited by the Consignment Agreements, shall file and continuously maintain without any lapse in filing appropriate financing statements appropriately completed for filing under the Uniform Commercial Code of each jurisdiction in which the filing of a financing statement may be required, or reasonably requested by the Collateral Agent, naming each of The Home Depot and Lowe’s as debtor, the Debtor as secured party and the Collateral Agent as assignee with respect to the Inventory that has been sold to each of The Home Depot and Lowe’s on consignment, (iv) upon request of the Collateral Agent, shall deliver to the Collateral Agent copies of reports, and updates of such reports as the Collateral Agent shall reasonably request, from an independent search service reasonably satisfactory to the Collateral Agent listing all effective financing statements that name The Home Depot as debtor that are filed in Delaware, together with copies of such financing statements filed in Delaware, and the Debtor shall deliver to the Collateral Agent copies of all notices that the Debtor has sent to secured parties of record disclosed by such reports that have filed financing statements covering inventory of The Home Depot manufactured by the Debtor, which notices shall be in form and substance satisfactory to the Collateral Agent, (v) upon request of the Collateral Agent, shall deliver to the Collateral Agent copies of reports, and updates of such reports as the Collateral Agent shall reasonably request, from an independent search service reasonably satisfactory to the Collateral Agent listing all effective financing statements that name Lowe’s as debtor that are filed in North Carolina, together with copies of such financing statements filed in North Carolina, and the Debtor shall deliver to the Collateral Agent copies of all notices that the Debtor has sent to secured parties of record disclosed by such reports that have filed financing statements covering inventory of Lowe’s manufactured by the Debtor, which notices shall be in form and substance satisfactory to the Collateral Agent, (vi) upon request of the Collateral Agent, shall deliver to the Collateral Agent all reports, lists, certificates and other papers required to be delivered by The Home Depot under The Home Depot Consignment Agreements, and (vii) upon request of the Collateral Agent, shall deliver to the Collateral Agent all reports, lists, certificates and other papers required to be delivered by Lowe’s under the Lowe’s Consignment Agreements.

(b) In connection with any Inventory financed by a Letter of Credit with a face amount in excess of $500,000, the Debtor will, at the Collateral Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, Documents or Instruments in which the Collateral Agent holds a security interest to deliver them to the Collateral Agent and/or subject to the Collateral Agent’s order, and if they shall come into the Debtor’s possession, to deliver them, upon request, to the Collateral Agent in their original form. The Debtor shall also, at the Collateral Agent’s request, designate the Collateral Agent as the consignee on all bills of lading and other negotiable and non-negotiable Documents.

5.4 Equipment. The Debtor shall keep and maintain its Equipment in good operating condition and repair (ordinary wear and tear excepted) and shall make all necessary replacements thereof. The Debtor shall not permit any Equipment that is part of the Collateral to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Collateral Agent does not have a Lien. The Debtor will not, without the Collateral Agent’s prior written consent, alter or remove any identifying symbol or number on any of the Debtor’s Equipment constituting Collateral. Except to the extent permitted by the Credit Agreement, the Debtor shall not, without the Collateral Agent’s prior written consent, sell, license, lease as a lessor, or otherwise dispose of any of the Equipment. The Debtor will not use the Equipment or any of the other Collateral illegally.

5.5 Patents, Trademarks and Copyrights.

(a) Concurrently with the delivery of the Borrower’s financial statements pursuant to Section 5.01(a) and (b) of the Credit Agreement, the Debtor shall provide to the Collateral Agent a report with respect the Debtor’s patents, trademarks and copyrights, which report shall include (i) a listing of any new applications that have been filed by or on behalf of the Debtor for the registration of any patent, trademark or copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency, (ii) a listing of any new registrations that have been issued to the Debtor for any patent, trademark or copyright by the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency, and (iii) a listing of (A) any application or registration relating to any United States patent, trademark or copyright which the Debtor has decided to abandon, (B) any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding the Debtor’s ownership of any United States patent, trademark or copyright, its right to register the same, or to keep and maintain the same, and (C) any known infringement, misappropriation or dilution by a third party of any United States patent, trademark or copyright of the Debtor.

(b) With respect to any new applications or registrations for any United States patent, trademark or copyright, upon request of the Collateral Agent, (i) the Debtor shall execute and deliver to the Collateral Agent an IP Security Agreement relating to the same, and (ii) cause such IP Security Agreement, together with an appropriately completed coversheet, to be recorded with the USPTO or the Copyright Office of the Library of Congress, as applicable.

(c) The Debtor shall take all actions necessary or advisable, in the exercise of its prudent business judgment, to maintain and pursue (or abandon) any application for any patent, trademark or copyright, to obtain the relevant registration and to maintain (or abandon) the registration of each of its patents, trademarks and copyrights (now or hereafter existing), including, if applicable, the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings.

(d) In the event that any of the Debtor’s patents, trademarks or copyrights is infringed upon, or misappropriated or diluted by a third party, the Debtor shall, in the exercise of its prudent business judgment, take such actions (or inactions) as the Debtor shall deem appropriate to protect (or abandon) such patent, trademark or copyright.

5.6 Maintenance of Records. The Debtor will keep and maintain, at its own cost and expense, in a manner consistent with past practice, complete and current records of the Collateral owned by it, including, but not limited to, a record of all shipments received, deliveries made, contracts performed, payments received, credits granted thereon and other dealings therewith. The Debtor shall timely provide the Collateral Agent with all such collateral reports as are required by the Credit Agreement, and all such additional reports as the Collateral Agent shall reasonably require. These reports shall be in the form previously provided to the Collateral Agent for its review or in form and detail as is reasonably satisfactory to the Collateral Agent. The Debtor will use all reasonable efforts to protect its records and books pertaining to any Collateral against fire, theft, loss or any other manner of destruction or loss. Such protection will consist of such protective means and devices as from time to time reasonably deemed necessary by the Collateral Agent. If the Debtor maintains its records of Accounts on a computer, it will maintain backup copies of such records, updated at reasonable intervals.

5.7 Inspection and Delivery of Collateral, Books and Records. The Collateral Agent or the Secured Parties, or any of them, or their respective agents, may at any reasonable time and from time to time and, if no Event of Default has occurred, upon reasonable prior notice, inspect the Collateral, and the books and records of the Debtor pertaining thereto. With the frequency and as provided in the Credit Agreement if no Event of Default has occurred and is continuing (there being no limitation on the frequency if any Event of Default has occurred and is continuing), the Debtor shall, at its own expense and cost, deliver or make available, at the Collateral Agent’s election, books and records pertaining to the Accounts (including Chattel Paper) to the Collateral Agent, or any designated agent of the Collateral Agent, at such time and place as the Collateral Agent may reasonably request.

5.8 Expenses. The Debtor shall be liable for, and agrees to pay the Collateral Agent on demand, any and all reasonable expenses incurred or paid by the Collateral Agent or the Secured Parties, or any of them, in protecting or enforcing their respective rights under this Security Agreement, including, without limitation, reasonable attorneys’ fees, whether incurred in collecting specific Accounts or otherwise. If the Debtor shall fail, in violation of the terms of the Credit Agreement, to discharge taxes, liens, security interests or other encumbrances on the Collateral, other than Permitted Liens, or to repair any damage to the Collateral, or to maintain or preserve the Collateral or to maintain adequate insurance on the Collateral, in each case within twenty (20) days after written notice from the Collateral Agent, the Collateral Agent may, at its option, discharge such taxes, liens, security interests or other encumbrances on or in the Collateral, pay for the repair or damage to the Collateral, pay for the maintenance and preservation of the Collateral, and/or pay for insurance on the Collateral. The Debtor agrees to reimburse the Collateral Agent on demand for any payments so made and, until such reimbursement, to pay interest thereon at a fluctuating rate of interest equal to the Default Rate applicable to the Revolving Loans from the date of the payment until reimbursement therefor, which reimbursement and interest shall be a part of the Secured Obligations. Any payment made or other action taken by the Collateral Agent under this Section 5.8 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

5.9 Insurance. The Debtor will continuously insure the Collateral with financially sound and reputable insurance companies against fire (with extended coverage) in the full insurable value of the Collateral, and against such other casualties and in such amounts and with such deductibles as are usually carried by owners of similar businesses and properties in the same general areas in which the Debtor operates. The insurance policy (or policies) shall have attached thereto a standard loss payable clause, without contribution, in favor of the Collateral Agent as agent for the Secured Parties as its interest may appear, and shall otherwise be in form reasonably acceptable to the Collateral Agent, and the Debtor will cause such policy (or policies) to provide that it (they) may not be canceled without thirty (30) days’ prior written notice to the Collateral Agent. The Debtor will deliver to the Collateral Agent as agent for the Secured Parties evidence of the renewal or continuation of insurance at least ten (10) days before the expiration of the existing insurance. The Debtor hereby assigns to the Collateral Agent as agent for the Secured Parties any return of unearned premiums which may be due upon cancellation of any such policy or policies for any reason whatsoever and, upon the occurrence of any Event of Default and during the continuance thereof, directs the insurer(s) to pay to the Collateral Agent as agent for the Secured Parties any amounts so due.

5.10 Damage or Loss and Replacement.

(a) The Debtor shall promptly notify the Collateral Agent of any fire, theft, water damage, vandalism or other damage to or loss of any Inventory or Equipment to the extent that the uninsured portion of such damaged or lost Inventory or Equipment is in excess of $500,000. In the case of any loss, damage to or destruction of the Inventory or Equipment or any part thereof, the Debtor, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at the Debtor’s cost and expense, will promptly repair or replace the Inventory or Equipment so lost, damaged or destroyed.

(b) In the event that the Debtor or the Collateral Agent shall receive any proceeds of insurance with respect to Inventory, provided no Default or Event of Default then exists, (a) the Debtor shall pay to the Collateral Agent, or the Collateral Agent shall retain, as applicable, an amount of such proceeds equal to the balance then outstanding under the Obligations, which amount the Collateral Agent shall promptly pay to the Secured Parties for application to the Obligations as provided in the Credit Agreement, and the Debtor shall be entitled to retain, or the Collateral Agent shall pay to the Debtor, as applicable, any such excess insurance proceeds or (b) if there is no balance then outstanding under the Obligations, then the Debtor shall be entitled to retain, or the Collateral Agent shall pay to the Debtor, as applicable, all such proceeds of insurance with respect to Inventory.

(c) In the event the Debtor shall receive any proceeds of insurance with respect to the Equipment in excess of $1,000,000 in the aggregate in any fiscal year of the Debtor, the Debtor shall immediately pay over such proceeds in excess of $1,000,000 to the Collateral Agent. Insurance proceeds received by the Collateral Agent under the provisions hereof or under any policy or policies of insurance covering the Equipment or any part thereof pursuant to the terms hereof in excess of $1,000,000 in the aggregate in any fiscal year of the Debtor shall be applied to the reduction of, or otherwise held as security for, the Secured Obligations (whether or not then due); provided, however, that the Collateral Agent agrees to release such insurance proceeds to the Debtor for the replacement, repair or restoration of the portion of the Equipment lost, damaged or destroyed if, but only if, (i) at the time of release no Default or Event of Default exists, (ii) a written request for such release is received from the Debtor within thirty (30) calendar days of receipt of, or in the event received by the Collateral Agent notice of the Collateral Agent’s receipt of, such insurance proceeds and (iii) the Debtor provides the Collateral Agent purchase orders or invoices for replacement property for, or for the repair or restoration of, the Equipment that was lost, damaged or destroyed giving rise to the payment of such insurance proceeds within 210 days of the occurrence of such loss, damage or destruction. Notwithstanding the foregoing, if, following the application of insurance proceeds to replace, repair or restore Equipment as provided in this Section 5.10(c), there is an amount of such proceeds which is less than $50,000 remaining, provided that no Default or Event of Default shall have occurred and be continuing, the Collateral Agent shall return such amount to the Debtor.

5.11 Further Assurances. Subject to the provisions of Section 5.1(a), the Debtor will from time to time, at the sole expense of the Debtor, promptly execute, deliver, file and record (as appropriate) all further instruments and documents, and take all further action as the Collateral Agent or the Secured Parties, or any of them, may reasonably deem necessary or prudent in order to perfect, continue and protect the security interests granted hereby or to enable the Collateral Agent or the Secured Parties, or any of them, to exercise and enforce its rights and remedies hereunder with respect to the Collateral or any part thereof.

SECTION 6 – SALES AND COLLECTIONS

6.1 Processing and Sales of Inventory. So long as no Event of Default shall have occurred and be continuing, the Debtor shall have the right in the regular course of its business to process and sell the Inventory. The security interests granted hereunder to the Collateral Agent as agent for the Secured Parties shall attach to all proceeds of all sales, leases, or other dispositions of the Inventory.

6.2 Inventory Controls. Upon the occurrence and during the continuation of any Event of Default, the Collateral Agent or its agents may secure all entrances to those parts of the premises of the Debtor in which any Inventory is stored and keep such entrances locked or otherwise sealed or institute such other control measures with respect to the movement of Inventory as the Collateral Agent may deem necessary or prudent, subject to the rights of third parties under any Lease.

6.3 Collection of Accounts. The Debtor shall, upon receipt of all checks, drafts, cash, and other remittances in payment of or on account of the Accounts, cause the same to be deposited in the Collateral Reserve Account. The remittance of the proceeds of such Accounts shall not, however, constitute payment or liquidation of such Accounts until the Collateral Agent as agent for the Secured Parties shall receive good funds for such proceeds.

For purposes of computing interest, the Collateral Agent shall treat deposited checks, drafts and other items as collected in accordance with the Collateral Agent’s normal availability schedule, but in doing so the Collateral Agent is not agreeing that such funds have in fact been paid, nor is the Collateral Agent as agent for the Secured Parties waiving any right it may have to charge back returned items to the Debtor and to collect interest on such charged-back items. Funds placed in the Collateral Reserve Account shall be held by the Collateral Agent as agent for the Secured Parties as security for the Secured Obligations. These proceeds shall be deposited in precisely the form received, except for the endorsement of the Debtor where necessary to permit collection of items, which endorsement the Debtor agrees to make, and which endorsement the Collateral Agent is also hereby authorized to make on behalf of the Debtor. Pending such deposit, the Debtor agrees that it will not commingle any such checks, drafts, cash or other remittances with any funds or other property of the Debtor but will hold them separate and apart therefrom, and upon an express trust for the Collateral Agent until deposit thereof is made in the Collateral Reserve Account. The Collateral Agent as agent for the Secured Parties shall have the right, upon the occurrence and during the continuance of any Default or Event of Default, to apply the funds on deposit in the Collateral Reserve Account against the Obligations in such order of application as is required by the Credit Agreement.

SECTION 7 – POWER OF ATTORNEY

Effective upon the occurrence and during the continuance of any Event of Default, the Debtor hereby appoints the Collateral Agent and the Collateral Agent’s designee as the Debtor’s attorney-in-fact, with full power of substitution: (a) to endorse the Debtor’s name on any checks, notes, acceptances, money orders, or other forms of payment or security constituting Collateral that come into the Collateral Agent’s or any Secured Party’s possession; (b) to sign the Debtor’s name on any invoice, bill of lading, warehouse receipt or other negotiable or non-negotiable Document constituting Collateral, on drafts against customers, on assignments of Accounts, on notices of assignment, financing statements and other public records and to file any such financing statements by electronic means with or without a signature as authorized or required by applicable law or filing procedure; (c) to execute loss claims and other applications for payment of benefits under any insurance policy covering any of the Collateral in the name of the Debtor or the Collateral Agent, to receive all monies and endorse drafts, checks, and other instruments for the payment of any proceeds of any insurance covering any of the Collateral, (d) to notify the post office authorities to change the address for delivery of the Debtor’s mail to an address designated by the Collateral Agent and to receive, open and dispose of all mail addressed to the Debtor; (e) to send requests for verification of Accounts to customers or account debtors; (f) to complete in the Debtor’s name or the Collateral Agent’s name, any order, sale or transaction, obtain the necessary Documents in connection therewith, and collect the proceeds thereof; (g) to clear Inventory through customs in the Debtor’s name, the Collateral Agent’s name or the name of the Collateral Agent’s designee, and to sign and deliver to customs officials powers of attorney in the Debtor’s name for such purpose; (h) to the extent that the Debtor’s authorization given in Section 5.1(d) of this Security Agreement is not sufficient (which authorization in Section 5.1(d) is effective, and which powers under Section 5.1(d) may be exercised by the Collateral Agent, before the occurrence of an Event of Default), to file such financing statements with respect to this Security Agreement, with or without the Debtor’s signature, or to file a photocopy of this Security Agreement in substitution for a financing statement, as the Collateral Agent may deem appropriate and to execute in the Debtor’s name such financing statements and amendments thereto and continuation statements which may require the Debtor’s signature; and (i) to do all things necessary to carry out the terms of this Security Agreement. The Collateral

Agent shall not be obligated to do any of the acts or exercise any of the powers hereinabove authorized, but, if the Collateral Agent elects to do any such act or exercise any such power, unless the Collateral Agent is guilty of gross negligence or willful misconduct in the exercise of such power, it shall not be accountable to the Debtor for more than it actually receives as a result of such exercise of power, and, in any event, none of the Collateral Agent or any of the Secured Parties, nor any of their respective attorneys, will be liable for any acts or omissions or for any error of judgment or mistake of fact or law except for their gross negligence or willful misconduct. This appointment shall be deemed a power coupled with an interest, shall be irrevocable, and shall not terminate until the Secured Obligations have been fully satisfied, the Credit Agreement has been terminated. The Debtor hereby ratifies and approves all acts of such attorney-in-fact.

SECTION 8 – NO LIABILITY

(a) The Debtor assumes all responsibility and liability arising from or relating to the use, sale, license or other disposition of the Collateral. The Secured Obligations shall not be affected by any failure of the Collateral Agent or any of the Secured Parties to take any steps to perfect the Collateral Agent’s Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release the Debtor from any of the Secured Obligations. Following the occurrence and during the continuation of any Event of Default, the Collateral Agent may (but shall not be required to), without notice to or consent from the Debtor, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of the Debtor for the Secured Obligations, or any other agreement now or hereafter existing between the Collateral Agent and/or any Secured Party and the Debtor.

(b) It is expressly agreed by the Debtor that, anything herein to the contrary notwithstanding, the Debtor shall remain liable under each of its contracts and each of its licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder. None of the Collateral Agent or any of the Secured Parties shall have any obligation or liability under any contract or license by reason of or arising out of this Security Agreement or the granting herein of a Lien thereon or the receipt by the Collateral Agent or any Secured Party of any payment relating to any contract or license pursuant hereto. None of the Collateral Agent or any Secured Party shall be required or obligated in any manner to perform or fulfill any of the obligations of the Debtor under or pursuant to any contract or license, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any contract or license, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(c) The Collateral Agent may at any time after any Event of Default shall have occurred and be continuing (or if any rights of set-off (other than set-offs against an Account arising under the contract giving rise to the same Account) or contra accounts may be asserted with respect to the following), without prior notice to the Debtor, notify account debtors, and other Persons obligated on the Collateral that the Collateral Agent has a security interest therein, and that payments shall be made directly to the Collateral Agent, for the benefit of the Secured Parties. Upon the request of the Collateral Agent, the Debtor shall so notify account debtors, and other Persons obligated on Collateral. Once any such notice has been given to any account debtor or other Person obligated on the Collateral, the Debtor shall not give any contrary instructions to such account debtor or other Person without the Collateral Agent’s prior written consent.

(d) After the occurrence and during the continuance of any Event of Default, the Collateral Agent may at any time in the Collateral Agent’s own name or in the name of the Debtor communicate with account debtors, parties to contracts and agreements to which the Debtor is a party, and obligors in respect of Instruments, to verify with such Persons, to the Collateral Agent’s satisfaction, the existence, amount and terms of Accounts, contracts and agreements, payment intangibles, Instruments and Chattel Paper. If any Event of Default shall have occurred and be continuing, the Debtor, at its own expense, shall cause the independent certified public accountants then engaged by the Debtor to prepare and deliver to the Collateral Agent and each of the Secured Parties at any time and from time to time promptly upon the Collateral Agent’s request the following reports with respect to the Debtor: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) a test verification of such Accounts as the Collateral Agent may request. The Debtor, at its own expense, shall deliver to the Collateral Agent the results of each physical verification, if any, which the Debtor may in its discretion have made, or caused any other Person to have made on its behalf, of all or any portion of its Inventory.

(e) The Collateral Agent shall use reasonable care with respect to the Collateral in its possession or under its control. The Collateral Agent shall not have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

SECTION 9 – DEFAULT AND REMEDIES

(a) In addition to all other rights and remedies granted to it under this Security Agreement, the Credit Agreement, the other Loan Documents, and under any other instrument or agreement securing, evidencing or relating to any of the Secured Obligations, upon the occurrence and during the continuance of any Event of Default, the Collateral Agent, as agent for the Secured Parties, may, subject to the provisions of the Credit Agreement, exercise all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, the Debtor expressly agrees that in any such event the Collateral Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Debtor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith enter upon the premises of the Debtor where any Collateral is located through self-help, without judicial process, without first obtaining a final judgment or giving the Debtor or any other Person notice and opportunity for a hearing on the Collateral Agent’s claim or action and may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, license, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels at a public or private sale or sales, at any exchange at such prices as it may deem acceptable, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Collateral Agent and the Secured Parties the whole or any part of the Collateral so sold, free of any right or equity of redemption, which equity of redemption the Debtor hereby releases. Such sales may be adjourned and continued from time to time with or without notice. The Collateral Agent shall have the right to conduct such sales on the Debtor’s premises or elsewhere and shall have the right to use the Debtor’s premises without charge for such time or times as the Collateral Agent deems necessary or advisable. Expenses of retaking, holding, preparing for sale, selling and the like shall include the reasonable attorneys’ fees and legal expenses of the Collateral Agent and the Secured Parties, and each of them.

(b) After the occurrence and during the continuance of any Event of Default, the Debtor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at a place or places designated by the Collateral Agent which are reasonably convenient to the Collateral Agent and the Debtor, whether at the Debtor’s premises or elsewhere. Until the Collateral Agent is able to effect a sale, lease, or other disposition of Collateral, the Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by the Collateral Agent. The Collateral Agent shall have no obligation to the Debtor to maintain or preserve the rights of the Debtor as against third parties with respect to Collateral while Collateral is in the possession of the Collateral Agent. The Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Collateral Agent and the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment. The Collateral Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale to the Secured Obligations in such order of application as is required by the Credit Agreement, and only after so paying over such net proceeds, and after the payment by the Collateral Agent of any other amount required by any provision of law, need the Collateral Agent account for the surplus, if any, to the Debtor. To the maximum extent permitted by applicable law, the Debtor waives all claims, damages, and demands against the Collateral Agent and each Secured Party arising out of the repossession, retention or sale of the Collateral except such as arise solely out of the gross negligence or willful misconduct of the Collateral Agent or any Secured Party as finally determined by a court of competent jurisdiction. The Collateral Agent will give the Debtor reasonable notice of the time and place of any public sale of the Collateral or any part thereof or of the time after which any private sale or any other intended disposition thereof is to be made. The Debtor and the Collateral Agent agree that the requirements of reasonable notice shall be met if such notice is given to the Debtor at the address of the Debtor specified in Section 10.2 of this Security Agreement (or such other address that the Debtor may provide to the Collateral Agent in writing) at least ten (10) days before the time of the sale or disposition, but nothing contained herein shall be construed to mean that any other notice or a shorter period of time does not constitute reasonable notice for the sale of the Collateral or any part thereof. The Debtor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Secured Obligations, including any reasonable attorneys’ fees or other expenses incurred by the Collateral Agent or any Secured Party to collect such deficiency.

(c) After the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right to enter upon the premises of the Debtor at any time for the purpose of reducing to possession the Accounts (including Chattel Paper) and all cash or non-cash proceeds thereof, for the purpose of taking possession of and using the current version of the Debtor’s accounts receivable computer software, and/or for the purpose of inspecting the Inventory and Equipment and inspecting and/or auditing the books, records and procedures of the Debtor. The Collateral Agent may deduct its expenses in collecting the Accounts from the proceeds applicable to the Secured Obligations. Such expenses shall include, without limitation, the costs of posting transactions to the books of the Debtor and performing such other bookkeeping and accounting tasks as the Collateral Agent may deem appropriate to collect any Account.

(d) Except as otherwise specifically provided herein or in the Credit Agreement, the Debtor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

(e) For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 9 (including, without limiting the terms of this Section, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of Collateral) at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, the Debtor hereby grants to the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Debtor) to use, license or sublicense any Proprietary Rights now owned or hereafter acquired by the Debtor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

SECTION 10 – MISCELLANEOUS

10.1 Cumulative Rights and No Waiver. Each and every right granted to the Collateral Agent and the Secured Parties, and each of them, hereunder or under any other document delivered under or in connection with the Credit Agreement, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Collateral Agent or the Secured Parties, or any of them, to exercise, and no delay in exercising any right, shall operate as a waiver thereof, nor shall any single or partial exercise by the Collateral Agent or the Secured Parties, or any of them, of any right preclude any other or future exercise thereof or the exercise of any other right.

10.2 Notices. Unless otherwise specified herein, all notices, requests and other communications to a party hereunder shall be in writing and shall be delivered in manner and at the address specified in Section 9.01 of the Credit Agreement. Rejection or refusal to accept or the inability to deliver because of a changed address of which no notice was given shall not affect the validity of notice given in accordance with this Section.

10.3 Applicable Law. This Security Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than Virginia are governed by the laws of such jurisdiction.

10.4 WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION. EACH OF THE DEBTOR AND THE COLLATERAL AGENT (1) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THIS SECURITY AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, (2) SUBMITS TO PERSONAL JURISDICTION IN THE COMMONWEALTH OF VIRGINIA, THE COURTS THEREOF AND THE UNITED STATES DISTRICT COURTS SITTING THEREIN, FOR THE ENFORCEMENT OF THIS SECURITY AGREEMENT, (3) WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAW OF ANY JURISDICTION TO OBJECT ON ANY BASIS (INCLUDING, WITHOUT LIMITATION, INCONVENIENCE OF FORUM) TO JURISDICTION OR VENUE WITHIN THE COMMONWEALTH OF VIRGINIA FOR THE PURPOSE OF LITIGATION TO ENFORCE THIS SECURITY AGREEMENT, AND (4) AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN THE MANNER PRESCRIBED IN SECTION 10.2 FOR THE GIVING OF NOTICE. NOTHING HEREIN CONTAINED, HOWEVER, SHALL: (I) PREVENT THE COLLATERAL AGENT FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS AGAINST ANY SECURITY AND AGAINST THE DEBTOR OR ANY OTHER LOAN PARTY PERSONALLY, AND AGAINST ANY ASSETS OF THE DEBTOR OR ANY OTHER LOAN PARTY, WITHIN ANY OTHER STATE OR JURISDICTION; OR (II) AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.5 Severability; Modification. If any provision hereof is invalid or unenforceable in any jurisdictions, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction; and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provisions in any other jurisdiction. No modification, amendment or waiver of any provision of this Security Agreement, nor consent to any departure by the Debtor therefrom, shall in any event be effective unless the same shall be in writing, made in accordance with the Credit Agreement, and signed by the Collateral Agent and the Debtor, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand upon the Debtor in any case shall entitle the Debtor to any other or further notice or demand in the same or similar circumstances.

10.6 Execution in Counterparts. This Security Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

10.7 Amendment and Restatement; No Novation. This Security Agreement represents an amendment and restatement of the Original Security Agreement, which has not expired or otherwise been terminated. Nothing contained in this Security Agreement shall be construed to constitute a novation with respect to the obligations described in the Original Security Agreement.

10.8 Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Debtor may not assign or otherwise transfer any of its rights or obligations hereunder.

[Signatures begin on following page]

IN WITNESS WHEREOF, the Debtor and the Collateral Agent have caused this Security Agreement to be duly executed by their duly authorized officers, all as of the date first above written.

TREX COMPANY, INC.

By:	/s/ James E. Cline	(SEAL)
Name: James E. Cline
Title: Vice President and Chief Financial Officer

[Signatures continue on following page]

BRANCH BANKING AND TRUST COMPANY,
as Collateral Agent

By:	/s/ Greg Drabik	(SEAL)
Name: Greg Drabik
Title: Vice President

[SCHEDULES ATTACHED SEPARATELY]

EXHIBIT A

IP SECURITY AGREEMENT

THIS IP SECURITY AGREEMENT (this “IP Security Agreement”) is dated as of the          day of                 , 20    , by and between TREX COMPANY, INC., a Delaware corporation (the “Debtor”); and BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation, as Collateral Agent for the Secured Parties (as hereinafter defined) (together with its successors and assigns, and any successor Collateral Agent under the Credit Agreement, the “Collateral Agent”).

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement dated as of November 4, 2009 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Debtor, the lenders from time to time party thereto (collectively, the “Lenders”), Branch Banking and Trust Company, as Administrative Agent and Letter of Credit Issuer, and BB&T Capital Markets, as Lead Arranger. The Debtor and the Collateral Agent are also parties to an Amended and Restated Security Agreement dated as of November 4, 2009 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Security Agreement”).

Subject to the terms of the Security Agreement, the Debtor hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties a continuing security interest in, lien on and right of set-off against, all of the Debtor’s right, title and interest in and to the United States patents, patent applications, trademarks, trademark applications and copyrights described on Schedule 1 attached hereto and made a part hereof, to secure the payment and performance of the Secured Obligations (as defined in the Security Agreement).

This IP Security Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than Virginia are governed by the laws of such jurisdiction.

This IP Security Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

The provisions of this IP Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Debtor may not assign or otherwise transfer any of its rights or obligations hereunder. In the event of any conflict between the terms of this IP Security Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall control.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Debtor and the Collateral Agent have caused this IP Security Agreement to be duly executed by their duly authorized officers, all as of the date first above written.

TREX COMPANY, INC.

By:	(SEAL)
Name:
Title:

BRANCH BANKING AND TRUST COMPANY,
as Collateral Agent

By:	(SEAL)
Name:
Title:

SCHEDULE 1 TO IP SECURITY AGREEMENT

SCHEDULE 4.2

CHIEF EXECUTIVE OFFICE

Debtor	Location

Trex Company, Inc.	160 Exeter Drive
Winchester, VA 22603-8605

SCHEDULE 4.4

LOCATION OF INVENTORY

Finished Goods and Raw Materials Inventory Locations

Location	Address

Winchester Plant	3229 Shawnee Drive, Winchester Virginia 22601

Midwesco	385 Bataille Drive, Winchester Virginia 22601

Lear	181 Bataille Drive, Winchester Virginia

Palram	Palram Company- Arcadia West Industrial Park, Commerce Circle, Kutztown, PA 19530

Corrugated Container	480 McGhee Road, Winchester, Va 22603

RMG	Bender Warehouse, 660 Brooke Road, Winchester, Va 22603

Smithfield Warehouse	Smithfield Road, Winchester, Va

Winchester Port	7685 Winchester Road, Front Royal, Va 22630-6723

T. Martin	415 River Road, Stanley, Va 22851

All Terrain Crane	1350 Fairfax Street, Stephens City, VA 22655

Borderline	2291 Pulses Hill Lane, Harrisonburg, Va 22802

Atlis Precision Plastics	170 Clayton Road, Arden, NC 28704

Blue Ridge Industries	266 Arbor Court, Winchester, Va 22602

Olive Branch Plant	10285 Stateline Road, Olive Branch Mississippi

Fernley Plant	1800 E. Newlands Drive, Fernley Nevada 89408

Capps Road	12651 SE Capps Road, Clackamas, OR 97015

Ruus Road	29469 Ruus Road, Hayward, CA 94555

Menezes Warehouse	100 Canyon Way, Sparks, Nevada 89434

Offsite Poly Warehouse	2375 E. Newlands Drive, Fernley Nevada 89408

Offsite Fernley Storage	7517 Reno Highway, Fallon, NV 89406

Wade Warehouse	385 Stanley Drive, Fernley, Nevada 89408

Offsite Raw Materials Processor Locations

Location	Address

Patwin Plastics	2300 E Linden Ave., Linden New Jersey

LMT Mercer Group	322 Lake Avenue, Hartville, Ohio

Andersen Corporation	6811 Golden Ave., North Branch Minnesota

Viking Tool and Gage	11160 State Highway 18, Conneaut Lake, Pennsylvania

Fortis Plastics	3615 Voorde Drive, South Bend, Indiana

Corrugated Container	100 Development Lane, Winchester, Virginia

Consignment Locations

Home Depot

Home Depot Distribution Centers

	DC #	DC Name	Located near:	Serving RR	Address	Phone	Fax	Manager

1	5490	Clearfield	Salt Lake City	UP	1101 Industrial Pkwy. Clearfield, UT	801-773-6640	801-773-9234	Troy Campbell

2	5676	Rancho Cucamonga	Los Angeles	BNSF	8535 Oakwood Place Rancho Cucamonga, CA 91729	909-483-8115	909-941-4255	Rose Nevarez

3	5781	Romulus	Detroit	CSXT	38481 Huron River Drive Ste 100 Romulus, MI 48174	734-942-1954	734-942-6292	Joe Wieland

4	5982	Bloomfield	Hartford	CNZR	170 Highland Park Drive Bloomfield, CT 06002	860-243-8582	860-243-9269	Rick Rudzik

5	5695	Fremont	San Francisco		40745 Encyclopedia Circle Fremont CA 94538	510-353-9370	510-657-2821	Mark Murphy

6	5391	Charlotte NC	Charlotte	501 Black Satchel Road Charlotte NC 28216	704-395-2961	704-697-8675	Kendall Bechwith

7	5797	Solon	Cleveland	30301 Carter Street Solon OH 44139	440-498-7180	440-498-8732	Chuck McBride

8	5171	Dacula	Atlanta	155 Alcovy Industrial Blvd Dacula, GA 30019	770-962-8354	770-963-9086	Brian McCall

9	5798	Montgomery	Chicago	1000 Knell Road Montgomery, IL 60538	630-966-9501	630-966-9829	Karyn Pitner

10	5673	Denver	Denver	9410 Heinz Way Henderson, CO 80640	303-853-0696	303-853-0840	Mike Whitbeck

11	5890	Minneapolis	Minneapolis		722 Kasota Circle SE Minneapolis, MN 55414	612-331-8486	612-331-8788	Vernon Walls

12	5994	Bridgeport	Philadelphia		510 Center Square Road Bridgeport, NJ 08085	856-241-9444	856-251-1227	George Keitt

13	5950	GlenDale	Washington DC		7100 Holiday Tyler Road GlenDale, MD 20769	301-464-3283	301-464-7620	Sherman Wilkins

14	5998	South Brunswick	Trenton NY		130 Docks Corner Road South Brunswick NJ 08810	732-329-3566	732-329-9486	Rich Vaughn

15	5951	Norwood	Boston		625 University Avenue Norwood, MA 02062	781-278-9420	781-278-9820	Bill Kasper

16	5799	Kent	Seattle/Tacoma	BNSF	8800 South 190th Street Kent, WA 98031	425-251-5083	425-251-6837	John Drumm

Consignment Locations

Lowe’s

DC #	Distribution Center	Contact Information	State
970	VONORE, TN FDC #970	FACILITY MANAGER: PAUL WALKER	TN
	121 Telico Port Niles Ferry Industrial Park	Phone: 423-884-2600
	Vonore, TN 37885	Fax: 423-884-2609

975	WASHINGTON COURT HOUSE, OH FDC #975	FACILITY MANAGER: TOM MONTGOMERY	OH
	1895 Lowe’s Blvd.	Phone: 740-636-2100
	Washington C.H., OH 43160	Fax: 740-636-0098

989	THOMASVILLE, NC FDC #989	FACILITY MANAGER: LARRY HAMILTON	NC
	822 Clarksbury Church Road	Phone: 336-472-2813
	Thomasville, NC 27360	Fax: 336-476-7454

1424	FROSTPROOF, FL FDC #1424	FACILITY MANAGER: KIM STRICKLAND	FL
	525 T.S. Wilson Road, PO Box 129	Phone: 863-635-8300
	Frostproof, FL 33843	Fax: 863-635-8301 (main) 863-635-8302 (wrhs/rec)

1425	ENNIS, TX FDC #1425	FACILITY MANAGER: JOHN STEWART	TX
	4501 Knighthurst Road	Phone: 972-872-3300
	Ennis, TX 75119	Fax: 972-872-3301

1426	BROWNSVILLE, TN FDC #1426	FACILTIY MANAGER: WAYNE SHORTER	TN
	550 Lowe’s Boulevard	Phone: 731-779-3515
	Brownsville, TN 38012	Main Fax: 731-779-3516; Secondary Fax: 731-779-3517

1427	HAGERSTOWN, MD FDC #1427	FACILITY MANAGER: PENNIE GUSKE	MD
	990 Wesel Boulevard	Phone: 240-313-7880
	Hagerstown, MD 21740	Fax: 240-313-7881

1429	BEAUMONT, CA FDC #1429	FACILITY MANAGER: MIKE WATKINS	CA
	862 West 4th Street	Phone: 951-769-7575
	Beaumont, CA 92223	Fax: 951-769-8177

1431	GRAND LEDGE, MI FDC #1431	FACILITY MANAGER: MARK STEWART	MI
	430 Winstanley Blvd	Phone: 517-622-6400
	Grand Ledge, MI 48837	Fax: 517-622-6401

1432	WESTFIELD, MA FDC #1432	FACILITY MANAGER: DEBBIE O’CONNER	MA
	180 SERVISTAR ROAD	Phone: 413-788-3400
	Westfield, MA 01085	Fax: 413-788-3401

1437	St. Joseph, MO #1437	Facility Manager – Kevin Roe	MO
	2017 Lower Lake Rd.	Phone 816-676-6440
	St. Joseph, MO 64504	Fax 816-676-6441

1443	Henderson, CO #1443	Facility Manager Gregg Follmer	CO
	7725 East 88th St.	Phone 303-227-4480
	Henderson, CO 80640	Fax 303-227-4481

1430	Stockton, CA #1430	Facility Manager William James	CA
	Building 512 Luce Ave.	Phone 209-546-0180
	Stockton, CA 95203	Fax 209-546-1849

1447	Purvis, MS		MS

SCHEDULE 4.5

LOCATION OF EQUIPMENT

1. See locations set forth on Schedule 4.4 and listed as “Finished Goods and Raw Materials Inventory Locations”.

SCHEDULE 4.7

PATENTS, TRADEMARKS AND COPYRIGHTS

REGISTERED PATENTS

Patent Name	Patent Number
Spacing Tool	6385858

Process for Making a Wood-Thermoplastic Composite	5851469

Method of Producing a Wood-Thermoplastic Composite Material	5746958

Apparatus for Making a Wood-Plastic Profile	6527532

Variegated Composites and Related Methods of Manufacture	7410687

PATENT APPLICATIONS

Patent Name	Application Number
Variegated Composites and Related Methods of Manufacture	20070087181

Variegated Composites and Related Methods of Manufacture	20070087180

Methods and Apparatuses for Assembling Railings	20060113441

Imprinted Wood-Plastic Composite, Apparatus for Manufacturing Same, and Related Method of Manufacture	20060099394

Imprinted Wood-Plastic Composite, Apparatus for Manufacturing Same, and Related Method of Manufacture	20060078713

Railing Assemblies and Related Methods and Apparatuses	20060076545

Improved Variegated Composites and Related Methods of Manufacture	20060068215

Die Assembly and Method for Making a Wood-Thermoplastic Composite	20050133951

Imprinted Wood-Plastic Composite, Apparatus for Manufacturing Same, and Related Method of Manufacture	20050266210

REGISTERED TRADEMARKS

1.	Trex

Country	Registration No.
US	1881449

US	2937507

US Trex (Stylized)	1938516

2.	Trex Easy Care Decking

Country	Registration No.
US	2325943

3.	Easy Care Decking

Country	Registration No.
US	2259151

4.	Trexpro

Country	Registration No.
US	2907741

5.	Trex Wood Polymer

Country	Registration No.
US	2470104

6.	The Deck of a Lifetime

Country	Registration No.
US	2538495
7.	Trex Origins

Country	Registration No.
US	3482752

8.	Trex Accents

Country	Registration No.
US	2945585

9.	Trex Express Installation System

Country	Registration No.
US	3052208

10.	Create Your Space

Country	Registration No.
US	3025346

11.	Trex Designer Series Railing

Country	Registration No.
US	3218419

12.	Trex Contours

Country	Registration No.
US	3300677

13.	Fire Defense

Country	Registration No.
US	3441917

14.	Trex Escapes

Country	Registration No.
US	3442097

15.	Trex Trim

Country	Registration No.
US	3475336

16.	Trex Hideaway

Country	Registration No.
US	3528844

17.	Surroundings

Country	Registration No.
US	3648615

18.	Smoothedge

Country	Registration No.
US	3656162

19.	Brasilia

Country	Registration No.
US	3050069

20.	Trex Artisan Series Railing

Country	Registration No.
US	3182562

21.	Deckscapes

Country	Registration No.
US	3063223

22.	Seclusions

Country	Registration No.
US	3191743

23.	Trex Profiles

Country	Registration No.
US	3687228

TRADEMARK APPLICATIONS

1.	Transcend

Country	Serial No.
US	77731554

2.	Trex Expressions

Country	Serial No.
US	77476266

3.	Trex: The Responsible Choice

Country	Serial No.
US	77702789

4.	Backyard Envy

Country	Serial No.
US	77607920

REGISTERED COPYRIGHTS

None

SCHEDULE 4.9

EXISTING FINANCING STATEMENTS

Delaware

1.	Original Financing Statement, File No. 51573402, filed on May 20, 2005 with the Secretary of State of Delaware naming TREX COMPANY, INC. as Debtor, and General Electric Capital Corporation, as Secured Party.

2.	Original Financing Statement, File No. 51573410, filed on May 20, 2005 with the Secretary of State of Delaware naming TREX COMPANY, INC. as Debtor, and General Electric Capital Corporation, as Secured Party.

3.	Original Financing Statement, File No. 52409473, filed on August 4, 2005 with the Secretary of State of Delaware naming TREX COMPANY, INC. as Debtor, and De Lage Landen Financial Services, Inc., as Secured Party.

4.	Original Financing Statement, File No. 52423730, filed on August 5, 2005 with the Secretary of State of Delaware naming TREX COMPANY, INC. as Debtor, and Greater Bay Bank, N.A., as Secured Party.

5.	Original Financing Statement, File No. 52454438, filed on August 5, 2005 with the Secretary of State of Delaware naming TREX COMPANY, INC. as Debtor, and General Electric Capital Corporation, as Secured Party.

6.	Original Financing Statement, File No. 60015859, filed on January 4, 2006 with the Secretary of State of Delaware naming TREX COMPANY LLC, as Debtor, and Canon Financial Services, Inc., as Secured Party.

7.	Original Financing Statement, File No. 61343482, filed on April 21, 2006 with the Secretary of State of Delaware naming TREX COMPANY, INC., as Debtor, and Greater Bay Bank, N.A., as Secured Party.

8.	Original Financing Statement, File No. 61506765, filed on May 4, 2006 with the Secretary of State of Delaware naming TREX COMPANY, INC., as Debtor, and Diversified Financial Services, LLC, as Secured Party.

9.	Original Financing Statement, File No. 62318897, filed on July 6, 2006 with the Secretary of State of Delaware naming TREX COMPANY, INC., as Debtor, and Greater Bay Bank, N.A., as Secured Party.

10.	Original Financing Statement, File No. 63558061, filed on October 13, 2006 with the Secretary of State of Delaware naming TREX COMPANY LLC, as Debtor, and Canon Financial Services, as Secured Party.

11.	Original Financing Statement, File No. 63782505, filed on October 30, 2006 with the Secretary of State of Delaware naming TREX COMPANY LLC, as Debtor, and Canon Financial Services, as Secured Party.

12.	Original Financing Statement, File No. 64497954, filed on December 21, 2006 with the Secretary of State of Delaware naming TREX COMPANY, INC., as Debtor, and De Lage Landen Financial Services, Inc., as Secured Party.

13.	Original Financing Statement, File No. 71121150, filed on March 19, 2007 with the Secretary of State of Delaware naming TREX COMPANY, INC. as Debtor and Branch Banking and Trust Company as Secured Party.

14.	Original Financing Statement, File No. 80797082, filed on March 5, 2008 with the Secretary of State of Delaware naming TREX COMPANY, INC., as Debtor, and Canon Financial Services, as Secured Party.

15.	Original Financing Statement, File No. 80837722, filed on March 10, 2008 with the Secretary of State of Delaware naming TREX COMPANY, INC., as Debtor, and Canon Financial Services, as Secured Party.

16.	Original Financing Statement, File No. 82118022, filed on June 20, 2008 with the Secretary of State of Delaware naming TREX COMPANY, INC., as Debtor, and Doosan Global Finance, as Secured Party.

17.	Original Financing Statement, File No. 82118030, filed on June 20, 2008 with the Secretary of State of Delaware naming TREX COMPANY, INC., as Debtor, and Doosan Global Finance, as Secured Party.

18.	Original Financing Statement, File No. 82493037, filed on July 21, 2008 with the Secretary of State of Delaware naming TREX COMPANY, INC., as Debtor, and Doosan Global Finance, as Secured Party.

19.	Original Financing Statement, File No. 90304896, filed on January 16, 2009 with the Secretary of State of Delaware naming TREX COMPANY, INC., as Debtor, and Doosan Global Finance, as Secured Party.

20.	Original Financing Statement, File No. 91942694, filed on June 9, 2009 with the Secretary of State of Delaware naming TREX COMPANY, INC., as Debtor, and Doosan Global Finance, as Secured Party.

Virginia

1.	Original Financing Statement, File No. 04122775537, filed on December 27, 2004 with the Virginia State Corporation Commission naming TREX COMPANY, INC., as Debtor, and Citicorp Leasing, as Secured Party, and continued by Financing Statement Amendment dated September 16, 2009 as File No. 09091671286.

2.	Original Financing Statement, File No. 05050571756, filed on May 5, 2005 with the Virginia State Corporation Commission naming TREX COMPANY, INC., as Debtor, and Citicorp Leasing, as Secured Party.

3.	Original Financing Statement, File No. 06010372380, filed on January 3, 2006 with the Virginia State Corporation Commission naming TREX COMPANY, INC., as Debtor, and NMHG Financial Services, as Secured Party.

4.	Original Financing Statement, File No. 09051870569, filed on May 18, 2009 with the Virginia State Corporation Commission naming TREX COMPANY, INC., as Debtor, and Doosan Global Finance, as Secured Party.

Mississippi

1.	Original Financing Statement, File No. 20050077506C, filed on April 28, 2005 with the Secretary of State of Mississippi naming TREX COMPANY, INC. as Debtor, and Greater Bay Bank, N.A., as Secured Party.

Nevada

1.	Original Financing Statement, Document No. 2005009472-0, filed on March 30, 2005 with the Secretary of State of Nevada naming TREX COMPANY, INC. as Debtor, and Toyota Motor Credit, as Secured Party.

2.	Original Financing Statement, Document No. 2005010300-0, filed on April 5, 2005 with the Secretary of State of Nevada naming TREX COMPANY, INC. as Debtor, and Toyota Motor Credit, as Secured Party.

3.	Original Financing Statement, Document No. 2007023416-4, filed on July 20, 2007 with the Secretary of State of Nevada naming TREX COMPANY, INC. as Debtor, and De Lage Landen Financial Services, as Secured Party.

4.	Any and all financing statements related to the Company and of record in Lyon County, Nevada.

SCHEDULE 4.10

ORGANIZATIONAL INFORMATION

Debtor	Jurisdiction of Organization	Organizational Identification Number	Federal Employer Identification Number
Trex Company, Inc.	Delaware	2941461	54-1910453